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                                                                   EXHIBIT 12.1

                           FEDERAL EXPRESS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                          (IN MILLIONS, EXCEPT RATIOS)
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                                         Three Months Ended
                                            August 31,                                Year Ended May 31,
                                     ------------------------       ----------------------------------------------------

                                            2001       2000           2001       2000       1999       1998       1997
                                     ------------------------       ----------------------------------------------------
Earnings:
  Income before income
   taxes                                   $ 102      $ 236          $ 785      $ 843      $ 771     $  735     $  628
Add back:
  Interest expense, net
    of capitalized
    interest                                  18         21             75         82         91        118         96
  Amortization of debt
    issuance costs                             -          -              1          1          9          1          1
  Portion of rent
    expense
    representative of
    interest factor                          145        137            563        575         535       500        435
                                           ------    -------       -------    -------     -------   -------    -------
Earnings as adjusted                       $ 265      $ 394         $1,424     $1,501      $1,406    $1,354     $1,160
                                           ======    =======       =======    =======     =======   =======    =======

Fixed Charges:
  Interest expense, net
    of capitalized
    interest                               $  18      $  21          $  75      $  82      $   91    $  118     $   96
  Capitalized interest                         8          5             23         30          35        31         39
  Amortization of debt
    issuance costs                             -          -              1          1           9         1          1
  Portion of rent
    expense
    representative of
    interest factor                          145        137            563        575         535       500        435
                                           ------    -------       -------    -------     -------   -------    -------


                                           $ 171      $ 163          $ 662      $ 688      $  670    $  650     $  571
                                           ======    =======       =======    =======     =======   =======    =======
Ratio of Earnings to
  Fixed Charges                              1.6        2.4            2.2        2.2         2.1       2.1        2.0
                                           ======    =======       =======    =======     =======   =======    =======

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